Exhibit 99.1

Collectors Universe Reports Financial Results for FY 2015

Record Service Revenues generated for the year

NEWPORT BEACH, CA – August 27, 2015 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its fourth quarter and fiscal year 2015.

Operational and Financial Highlights:

■

For fiscal year 2015, services revenues increased by $1.1 million or 2% to a record $61.6 million from the previous record of $60.5 million established in fiscal year 2014. That increase was driven by a $0.8 million or 6% growth in our cards and autographs business. Coin service revenues for the year were substantially unchanged as compared to fiscal year 2014.

■

In the fourth quarter of fiscal 2015, service revenues declined by $1.3 million, or 8%, to $15.2 million as compared to $16.5 million in the fourth quarter of fiscal 2014. That decline was driven by a $1.5 million, or 13%, decrease in coin service revenues, resulting from lower revenues earned from the Baseball Hall of Fame modern coin program (“HOF”) and a slowing in the coin market. Our cards and autographs revenues increased by 4% in this year’s fourth quarter as compared to the same quarter of fiscal 2014, representing the 20th consecutive quarter of quarter-over-quarter revenue growth for that business.

■

Coin service revenues generated by our overseas operations increased to 8% and 7% of service revenues in the fourth quarter and fiscal year 2015, respectively, as compared to 5% and 6%, of service revenues in the corresponding periods of fiscal year 2014, respectively.

■

The services gross profit margin was 59% in the fourth quarter of fiscal 2015 as compared to 64% in the fourth quarter of fiscal 2014, reflecting lower margins earned on the HOF revenues and lower average service fees for the authentication and grading of coins in the quarter. The gross profit margins for both fiscal years 2015 and 2014 were consistent at 63%.

■

Operating income in this year’s fourth quarter declined to $2.8 million from $3.8 million in last year’s fourth quarter, reflecting the lower service revenues and related gross profit margin, as discussed above, partially offset by a $0.4 million reduction in operating expenses. Operating income for fiscal year 2015 was $12.1 million as compared to $12.5 million in fiscal year 2014, reflecting higher non-cash stock based compensation of $0.3 million and higher litigation related legal costs of $0.4 million.

■

Income from continuing operations in the fourth quarter of fiscal 2015 was $1.8 million or $0.21 per diluted share as compared to $2.4 million or $0.29 per diluted share in the fourth quarter of fiscal 2014. In both fiscal years 2015 and 2014, income from continuing operations was $7.4 million and represented $0.87 per diluted share in fiscal year 2015 as compared $0.90 per diluted share, in fiscal year 2014.

■

The Company’s cash position as of June 30, 2015 was $17.3 million compared to $19.9 million as of June 30, 2014. Net cash used of $2.6 million in fiscal year 2015 included $11.2 million of cash generated from continuing operations and $11.4 million of cash used to pay dividends to stockholders. The cash generated from continuing operations in fiscal year 2015 was $1.5 million lower than the $12.7 million in fiscal 2014, primarily reflecting the payment of higher annual incentives earned in fiscal 2014 but paid in fiscal year 2015.

Collectors Universe, Inc.

■	On July 28, 2015, we announced our quarterly cash dividend of $0.35 per share, which will be paid on August 28, 2015 to stockholders of record on August 14, 2015.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “ While we did not see the revenue benefit from US Mint issues like the Baseball HOF program this fourth quarter and the coin market moderated slightly in the US, primarily due to gold and silver pricing, our grading business expanded internationally and our sports business continued its growth trend producing another record revenue year. Operating margins overall for the Company remained strong as we continue our focus on operational efficiency and increased investments in online tools for customers in our marketplace. We enter FY2016 with similar market conditions in the US, but remain positive about the international programs we have in place.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, August 27, 2015 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 888-329-8893 or 719-325-2484, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through September 10, 2015 by dialing 888-203-1112 or 719-457-0820 and entering access code 8526589#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of recent trends in our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income , making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness of the volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, as a result prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses, the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future.

Collectors Universe, Inc.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2015 which we filed with the Securities and Exchange Commission today and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014
Net revenues:
Authentication, grading and related services	$15,248	$16,512	$61,552	$60,468
Product Sales	123	35	132	103
	15,371	16,547	61,684	60,571
Cost of revenues:
Authentication, grading and related services	6,209	6,007	22,901	22,541
Product sales	106	49	152	122
	6,315	6,056	23,053	22,663
Gross profit	9,056	10,491	38,631	37,908
Operating expenses:
Selling and marketing expenses	2,094	2,325	8,896	9,106
General and administrative expenses	4,197	4,357	17,627	16,326
Total operating expenses	6,291	6,682	26,523	25,432
Operating income	2,765	3,809	12,108	12,476
Interest income and other expense, net	(1)	12	(42)	39
Income before provision for income taxes	2,764	3,821	12,066	12,515
Provision for income taxes	1,012	1,418	4,682	5,081
Income from continuing operations	1,752	2,403	7,384	7,434
Income (loss) from discontinued operations, net of income taxes	20	(15)	17	(75)
Net income	$1,772	$2,388	$7,401	$7,359

Net income per basic share:
Income from continuing operations	$0.21	$0.29	$0.88	$0.91
Income (loss) from discontinued operations	-	-	0.01	(0.01)
Net income per basic share	$0.21	$0.29	$0.89	$0.90

Net income per diluted share:
Income from continuing operations	$0.21	$0.29	$0.87	$0.90
Loss from discontinued operations	-	-	-	(0.01)
Net income per diluted share	$0.21	$0.29	$0.87	$0.89

Weighted average shares outstanding:
Basic	8,361	8,223	8,345	8,167
Diluted	8,519	8,334	8,518	8,247
Dividends declared per common share	$0.35	$0.325	$1.35	$1.30

Note:
Non-cash stock-based compensation included above	$436	$549	$2,239	$1,946

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	June 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$17,254	$19,909
Accounts receivable, net of allowance of $33 in 2015 and $26 in 2014	2,460	2,118
Inventories, net	1,619	1,888
Prepaid expenses and other current assets	940	1,367
Deferred income tax assets	1,599	1,719
Total current assets	23,872	27,001

Property and equipment, net	2,326	2,466
Goodwill	2,083	2,083
Intangible assets, net	1,558	1,272
Deferred income tax assets	1,945	2,204
Other assets	236	380
Non-current assets of discontinued operations	182	182
	$32,202	$35,588
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,961	$2,062
Accrued liabilities	2,898	2,817
Accrued compensation and benefits	3,890	4,139
Income taxes payable	521	851
Deferred revenue	2,621	2,645
Current liabilities of discontinued operations	778	849
Total current liabilities	12,669	13,363

Deferred rent	422	461
Non-current liabilities of discontinued operations	642	1,124

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; shares outstanding: 8,882 in 2015 and 8,861 in 2014	9	9
Additional paid-in capital	79,848	78,011
Accumulated deficit	(61,388)	(57,380)
Total stockholders’ equity	18,469	20,640
	$32,202	$35,588

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,401	$7,359
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(17)	75
Depreciation and amortization expense	1,293	1,256
Stock-based compensation expense	2,239	1,946
Provision for bad debts	8	25
Provision for inventory write-down	336	94
Provision for warranty	535	791
Loss on sale of property and equipment	19	4
Changes in operating assets and liabilities:
Accounts receivable	(391)	(95)
Inventories	(67)	(326)
Prepaid expenses and other	427	(402)
Deferred income taxes	533	(272)
Other assets	146	15
Accounts payable and accrued liabilities	(604)	379
Accrued compensation and benefits	(249)	1,459
Income taxes payable	(327)	90
Deferred revenue	(24)	300
Deferred rent	(39)	(13)
Net cash provided by operating activities of continuing operations	11,219	12,685
Net cash used in operating activities of discontinued operations	(615)	(569)
Net cash provided by operating activities	10,604	12,116

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(777)	(1,166)
Proceeds from sale of property and equipment	19	7
Patents and other intangibles	(57)	(23)
Proceeds from sale of business	116	18
Capitalized software development costs	(441)	(191)
Purchase of business	(200)	-
Net cash used in investing activities	(1,340)	(1,355)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	-	1,354
Payments for retirement of common stock	(558)	(186)
Dividends paid to common stockholders	(11,361)	(10,731)
Net cash used in financing activities	(11,919)	(9,563)
Increase (decrease) in cash and cash equivalents	(2,655)	1,198
Cash and cash equivalents at beginning of year	19,909	18,711
Cash and cash equivalents at end of year	$17,254	$19,909

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$4,556	$5,217